Filed Pursuant to Rule 424(b)(5)
Registration No. 333-215481

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED JANUARY 9, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated January 9, 2017)

2,450,000 Shares

Common Stock

We are offering 2,450,000 shares of our common stock, par value $0.01 per share. Our common stock is listed on The Nasdaq Global Select Market and trades under the symbol “CSFL.” On January 6, 2017, the last reported sale price of our common stock as reported on The Nasdaq Global Select Market was $25.13 per share.

Investing in our common stock involves risks. You should carefully consider the risks discussed in “Risk Factors” beginning on page S-12, as well as in our Annual Report on Form 10-K for the year ended December 31, 2015, together with the information contained in this prospectus supplement and the information incorporated by reference in this prospectus supplement before you make an investment in our common stock.

The underwriters have agreed to purchase the shares from us at a price of $                per share, which will result in approximately $            of proceeds to us, before offering expenses. The underwriters may offer the shares of common stock in transactions on The Nasdaq Global Select Market, in the over-the-counter market or through negotiated transactions or otherwise at market prices, prices related to prevailing market prices or at negotiated prices. The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting.”

We have granted the underwriters an option for a period of 30 days to purchase up to an additional 245,000 shares of our common stock at a price of $                 per share. If the underwriters exercise the option in full, the additional proceeds to us will be approximately $            , and the total aggregate proceeds to us, before expenses, will be $            .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

These shares of common stock are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other government agency.

The underwriters expect to deliver the shares of common stock to purchasers against payment therefor on or about January     , 2017.

Joint Book-Running Managers

Keefe, Bruyette & Woods	Raymond James

A Stifel Company

Prospectus Supplement dated January     , 2017.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

References in this prospectus supplement and the accompanying prospectus to “CenterState,” “we,” “us” and “our” are to CenterState Banks, Inc.

The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of the securities offered pursuant to this prospectus supplement.

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which describes more general information about us, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described below under the heading “Where You Can Find More Information.” Generally, when we refer to the prospectus, we are referring to both parts of this document combined.

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. Neither we nor any underwriter or agent have authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely on it.

To the extent the information set forth in this prospectus supplement differs from the information set forth in the accompanying prospectus or any document incorporated by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of shares of our common stock in certain jurisdictions may be restricted by law. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any shares of our common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

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WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov and on our website at www.centerstatebanks.com. Except as specifically incorporated by reference in this prospectus supplement, information on those websites is not part of this prospectus supplement. You may also read and copy any document we file by visiting the SEC’s public reference room in Washington, D.C. The SEC’s address in Washington, D.C. is 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings are also available at the offices of The Nasdaq Global Select Market. For further information on obtaining copies of our public filings The Nasdaq Global Select Market, you should call 212-401-8700.

The SEC allows us to “incorporate by reference” the information we file with them, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this prospectus supplement and earlier information incorporated by reference.

In the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents that we have filed with the SEC (each bearing the File No. 000-32017):

•	our Annual Report on Form 10-K for the year ended December 31, 2015 (including portions of our Definitive Proxy Statement for our 2016 Annual Meeting of Shareholders filed with the SEC on March 3, 2016, to the extent specifically incorporated by reference in such Form 10-K);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	our Current Reports on Form 8-K filed on the following dates: February 4, 2016, March 1, 2016, May 2, 2016, September 15, 2016, October 18, 2016, November 30, 2016 and January 9, 2017; and

•	the description of our common stock which is contained in our Registration Statement on Form 8-A filed on November 27, 2000, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement (other than, in each case, documents or information deemed to have been furnished, and not filed in accordance with the SEC rules) until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Exchange Act;

•	any document filed under Section 14 of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

You should rely only on information contained or incorporated by reference in this prospectus supplement and accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

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You should assume that the information appearing in this prospectus supplement is accurate only as of the date of this prospectus supplement and the date of the information incorporated by reference, respectively. Our business, financial condition and results of operation may have changed since that date.

To receive a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write as follows:

CenterState Banks, Inc.

Attn: Jennifer Idell

Senior Vice President and Chief Financial Officer

1101 First Street South

Winter Haven, Florida 33880

Telephone: (863) 293-4710

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains and incorporates by reference certain forward-looking statements regarding our financial condition, results of operations and business. These statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations.

You may identify these statements by looking for:

•	forward-looking terminology, like “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” or “anticipate;”

•	expressions of confidence like “strong” or “on-going;” or

•	similar statements or variations of those terms.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the results the forward-looking statements contemplate because of, among others, the following possibilities:

•	weakness or a decline in the U.S. economy, in particular in Florida;

•	unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;

•	negative changes in the real estate markets in which we operate and have our primary lending activities, which may result in a unanticipated decline in real estate values in our market area;

•	risks associated with our growth strategy, including a failure to implement our growth plans or an inability to manage our growth effectively;

•	lower than expected cash flows from purchased credit-impaired loans;

•	claims and litigation arising from our business activities and from the companies we acquire, which may relate to contractual issues, environmental laws, fiduciary responsibility, and other matters;

•	cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems we operate or rely upon for services to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems and negatively impact our operations and our reputation in the market;

•	results of examinations by our primary regulators, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System (the “Federal Reserve”), and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, require us to reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

•	our inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements);

•	higher than expected loan losses within one or more segments of our loan portfolio;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors;

•	unanticipated credit deterioration in our loan portfolio;

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•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	changes in accounting policies or accounting standards, including the new authoritative accounting guidance (known as the current expected credit loss model) which may increase the required level of our allowance for credit losses after adoption on January 1, 2020;

•	changes in expected income tax expense or tax rates, including changes resulting from revisions in tax laws, regulations and case law;

•	higher than expected Federal Deposit Insurance Corporation (the “FDIC”) insurance assessments;

•	the failure of financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•	future goodwill impairment due to changes in our business, changes in market conditions, or other factors;

•	legislative and regulatory actions subject us to additional regulatory oversight which may result in higher compliance costs and/or require us to change our business model;

•	our inability to promptly adapt to technological changes and changing customer spending, borrowing and saving habits;

•	our internal controls and procedures may not be adequate to prevent losses;

•	the inability to realize expected revenue synergies from the proposed acquisitions of Platinum Bank Holding Company (“Platinum”) or Gateway Financial Holdings of Florida, Inc. (“Gateway”) in the amounts or in the timeframes anticipated;

•	inability to retain customers and employees, including those of Platinum or Gateway; and

•	other unexpected material adverse changes in our operations or earnings.

We assume no obligation for updating our forward-looking statements at any time. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the prospectus supplements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information” above and “Risk Factors” below.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference herein, including our financial statements and the notes to those financial statements contained in such documents, before making an investment decision.

Overview

We are a financial holding company which owns CenterState Bank of Florida, N.A. (“CenterState Bank”). Headquartered in Winter Haven, Florida, we provide a full range of consumer and commercial banking services to individuals, businesses and industries through 67 bank office network located within 23 counties throughout Florida, as well as a loan production office in Macon, Georgia. As of September 30, 2016, CenterState Bank was the second largest Florida-based community banking organization in terms of publicly available deposit data (on a pro forma basis taking into account the closing of its pending acquisition transactions with Platinum and Gateway. We also own R4ALL, Inc., which acquires and disposes troubled assets.

We also operate, through our subsidiary bank, a correspondent banking and capital markets service division for approximately 600 small and medium sized community banks throughout the United States. Based primarily in Atlanta, Georgia and Birmingham, Alabama, this division earns commissions on fixed income security sales, fees from hedging services, loan brokerage fees and consulting fees for services related to these activities.

We have grown from our formation in 2000 primarily through a series of acquisitions, starting in June 2000 through 2015. Our most recent acquisitions include:

•	Gulfstream Bancshares, Inc., in January 2014, which added approximately $479 million in deposits;

•	First Southern Bancorp, Inc., in June 2014, which added approximately $853 million in deposits;

•	Community Bank of South Florida, Inc., in March 2016, which added approximately $453 million in deposits; and

•	Hometown of Homestead Banking Company, in March 2016, which added approximately $253 million in deposits.

At September 30, 2016, we had total consolidated assets of $5.0 billion, total consolidated loans of $3.3 billion, total consolidated deposits of $4.1 billion, and total consolidated shareholders’ equity of $552.8 million.

Recent Developments

On October 17, 2016, we entered into a definitive agreement to acquire Platinum, the holding company of Platinum Bank. The transaction was approved by the boards of directors of both companies and is expected to close in the second quarter of 2017. Completion of the transaction is subject to customary closing conditions, including receipt of required regulatory approvals and approval of Platinum’s shareholders. Under the terms of the agreement, holders of Platinum common stock will receive 3.7832 shares of our common stock and $7.60 in cash for each share of Platinum common stock, which equates to an aggregate transaction value of approximately $83.8 million, based on our closing stock price on September 30, 2016 (comprised of approximately $74.5 million of our common stock and $9.3 million of cash).

On November 30, 2016, we entered into a definitive agreement to acquire Gateway, the holding company of Gateway Bank of Florida, Gateway Bank of Central Florida, and Gateway Bank of Southwest Florida. The transaction was approved by the boards of directors of both companies and is expected to close in the second quarter of 2017. Completion of the transaction is subject to customary closing conditions, including receipt of required regulatory approvals and approval of Gateway’s shareholders. Under the terms of the agreement, holders of Gateway common stock will receive $18.00 in cash or 0.95 shares of our common stock for each share of Gateway common stock; provided, however, that the aggregate cash payment shall constitute 30% of the merger consideration, which equates to an aggregate transaction value of approximately $116.9 million, based on our closing stock price on September 30, 2016.

Corporate Information

We incorporated under the laws of the State of Florida on September 20, 1999. Our executive offices are located at 1101 First Street South, Winter Haven, Florida 33880. Our telephone number at this address is 863-293-4710 and our website is www.centerstatebank.com. The information on our website is not part of this prospectus supplement.

THE OFFERING

The following summary contains basic information about this offering and the terms of our shares of common stock and is not intended to be complete. It does not contain all the information that may be important to you. You should carefully consider all of the information contained in and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information set forth or referenced under the heading “Risk Factors” on page S-9 of this prospectus supplement and in Item 1A, Risk Factors, to our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus supplement. In addition, certain statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus include forward-looking information that involves risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Information.”

Issuer:	CenterState Banks, Inc., a Florida corporation and a financial holding company.

Common Stock Offered:	2,450,000 shares of common stock, $0.01 par value.

Common Stock to be Outstanding after the Offering	50,466,624 shares (50,711,624 shares if the underwriters exercise their option to purchase additional shares in full).

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes. See “Use of Proceeds” on page S-11 of this prospectus supplement.

Dividends	We currently pay a quarterly cash dividend of $0.04 per share. Any future determination to pay dividends on our common stock will be made by our board of directors and will depend upon certain factors that our board of directors deems relevant at the time. For additional information, see “Description of Common Stock—Dividend Rights” in the accompanying prospectus.

Risk Factors:	See “Risk Factors” beginning on page S-9 of this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Nasdaq Global Select Market Symbol	“CSFL”

Unless otherwise stated, the shares presented in the prospectus supplement assume no exercise of the underwriters’ option to purchase additional shares. The number of shares to be outstanding after the offering is based on 48,016,624 shares outstanding as of September 30, 2016. In addition, the number of shares of common stock to be outstanding after this offering excludes the following, in each case as of September 30, 2016:

•	768,334 shares of common stock issuable upon exercise of options outstanding under our various equity incentive plans, having a weighted-average exercise price of $11.88 per share;

•	649,537 additional shares of common stock reserved for issuance pursuant to our various equity incentive plans; and

•	approximately 4,203,642 shares to be issued in the Platinum acquisition and approximately 4,231,445 shares to be issued in the Gateway acquisition, in each case based on the closing price of our common stock on September 30, 2016 of $17.73 per share.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to an additional 245,000 shares of our common stock.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CENTERSTATE

The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2015, 2014, 2013, 2012 and 2011 is derived from our audited consolidated financial statements. The following selected historical consolidated financial data as of and for the nine months ended September 30, 2016 and 2015 is derived from our unaudited consolidated financial statements and has been prepared on the same basis as the selected historical consolidated financial data derived from our audited consolidated financial statements and, in the opinion of our management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the nine months ended September 30, 2016, are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2016 or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2015; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and accompanying notes included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, both of which are incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

	Nine months ended September 30, (unaudited)		Year ended December 31,
(amounts are in thousands, except ratios, per share data, banking locations and FTEs)	2016	2015	2015	2014	2013	2012	2011
Summary of Operations:
Total interest income	$138,510	$121,222	$162,320	$138,227	$100,378	$94,950	$82,243
Total interest expense	(6,719)	(5,467)	(7,286)	(7,356)	(5,885)	(8,481)	(12,207)
Net interest income	131,791	115,755	155,034	130,871	94,493	86,469	70,036
Provision for loan losses	(2,696)	(3,950)	(4,493)	(826)	76	(9,220)	(45,991)
Net interest income after provision for loan losses	129,095	111,805	150,541	130,045	94,569	77,249	24,045
Non-interest income	25,332	9,809	9,883	6,027	12,445	20,336	14,422
Income from correspondent banking and bond sales division	21,801	17,971	27,563	20,153	20,410	35,707	27,066
Net gain on sale of securities available for sale	13	4	4	46	1,060	2,423	3,464
Bargain purchase gain, acquisition of institution	—	—	—	—	—	453	57,020
Gain on sale of bank branch office real estate	—	—	—	—	31	342	—
Credit related expenses	(1,157)	(989)	(2,295)	(5,282)	(12,730)	(11,206)	(12,696)
Non-interest expense	(135,073)	(93,007)	(123,787)	(130,899)	(98,032)	(110,774)	(101,993)
Income (loss) before income taxes	40,011	45,593	61,909	20,090	17,753	14,530	11,328
Income tax (expense) benefit	(13,697)	(16,651)	(22,571)	(7,126)	(5,510)	(4,625)	(3,419)
Net income (loss)	$26,314	$28,942	$39,338	$12,964	$12,243	$9,905	$7,909

	Nine months ended September 30, (unaudited)		Year ended December 31,
(amounts are in thousands, except ratios, per share data, banking locations and FTEs)	2016	2015	2015	2014	2013	2012	2011
Per Common Share Data:
Basic earnings (loss) per share	$0.55	$0.64	$0.87	$0.32	$0.41	$0.33	$0.26
Diluted earnings (loss) per share	$0.55	$0.63	$0.85	$0.31	$0.41	$0.33	$0.26
Common equity per common share outstanding	$11.51	$10.55	$10.79	$9.98	$9.08	$9.09	$8.74
Tangible common equity per common share outstanding(1)	$8.96	$8.57	$8.82	$7.95	$7.38	$7.36	$7.30
Dividends per common share	$0.12	$0.05	$0.07	$0.04	$0.04	$0.04	$0.04
Actual shares outstanding	48,017	45,469	45,459	45,324	30,112	30,080	30,055
Weighted average common shares outstanding	47,254	45,164	45,182	40,852	30,103	30,074	30,035
Diluted weighted average common shares outstanding	47,955	45,733	45,789	41,236	30,220	30,142	30,039

Balance Sheet Data:
Assets	$5,014,512	$3,933,072	$4,022,717	$3,776,869	$2,415,567	$2,363,240	$2,284,459
Total loans	3,294,482	2,563,631	2,593,776	2,429,525	1,474,179	1,435,863	1,283,766
Allowance for loan losses	25,499	22,648	22,264	19,898	20,454	26,682	27,944
Total deposits	4,055,934	3,185,189	3,215,178	3,092,040	2,056,231	1,997,232	1,919,789
Short-term borrowings	285,218	189,815	252,722	179,014	50,366	57,724	69,276
Corporate debentures	25,899	24,049	24,093	23,917	16,996	16,970	16,945
Common shareholders’ equity	552,771	479,812	490,514	452,477	273,379	273,531	262,633
Total shareholders’ equity	552,771	479,812	490,514	452,477	273,379	273,531	262,633
Tangible common equity	430,279	389,456	400,774	360,337	222,339	221,300	219,395
Goodwill	105,492	76,739	76,739	76,739	44,924	44,924	38,035
Core deposit intangible (CDI)	16,267	12,744	12,164	14,417	4,958	5,944	5,203
Trust intangible	733	873	837	984	1,158	1,363	—
Average total assets	4,781,307	3,885,815	3,928,523	3,419,541	2,381,620	2,445,902	2,176,571
Average loans	3,068,715	2,495,935	2,518,572	2,160,155	1,439,069	1,451,492	1,216,086
Average interest earning assets	4,272,762	3,439,412	3,484,739	2,995,845	2,034,542	2,070,990	1,914,812
Average deposits	3,936,131	3,148,567	3,178,569	2,891,459	2,087,004	2,062,682	1,800,998
Average interest bearing deposits	2,524,567	2,027,538	2,038,955	1,942,299	1,425,858	1,555,755	1,407,942
Average interest bearing liabilities	2,769,931	2,261,929	2,278,427	2,046,061	1,502,481	1,652,460	1,512,898
Average total shareholders’ equity	524,259	466,746	471,130	391,574	273,852	269,282	253,398

SELECTED FINANCIAL RATIOS:
(ratios are annualized where applicable)
Return on average assets	0.74%	1.00%	1.00%	0.38%	0.51%	0.40%	0.36%
Return on average equity	6.70%	8.29%	8.35%	3.31%	4.47%	3.68%	3.12%
Dividend payout	22%	8%	8%	13%	10%	12%	15%
Efficiency ratio(2)	57%	63%	62%	74%	78%	77%	84%
Efficiency ratio, excluding correspondent(3)	56%	62%	61%	71%	74%	77%	84%
Net interest margin, tax equivalent basis(4)	4.20%	4.56%	4.51%	4.41%	4.71%	4.24%	3.72%
Net interest spread, tax equivalent basis(5)	4.09%	4.45%	4.40%	4.30%	4.61%	4.14%	3.55%

	Nine months ended September 30, (unaudited)		Year ended December 31,
(amounts are in thousands, except ratios, per share data, banking locations and FTEs)	2016	2015	2015	2014	2013	2012	2011
CAPITAL RATIOS:
Tier 1 leverage ratio	8.96%	10.57%	10.53%	10.11%	10.38%	9.91%	10.49%
Risk-based capital
Tier 1	11.70%	14.93%	14.99%	14.36%	16.64%	16.63%	17.79%
Total	12.38%	15.76%	15.79%	15.14%	17.89%	17.89%	19.05%
Tangible common equity ratio	8.80%	10.13%	10.19%	9.78%	9.40%	9.58%	9.79%

ASSET QUALITY RATIOS:
(ratios are annualized where applicable)
Net charge-offs to average loans(6)	-0.03%	0.06%	0.09%	0.07%	0.42%	0.93%	4.28%
Allowance to period end loans(6)	0.82%	0.97%	0.93%	0.90%	1.58%	2.11%	2.46%
Allowance for loan losses to non-performing loans(6)	128%	101%	106%	76%	73%	93%	71%
Non-performing assets to total assets(6)	0.58%	0.65%	0.56%	0.92%	1.39%	1.41%	2.16%

OTHER DATA:
Banking locations	66	57	57	58	55	55	58
Full-time equivalent employees	929	780	784	785	693	689	655

(1)	Tangible common equity per common share outstanding is a financial measure not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). See “—Use of Non-GAAP Measures and Ratios.”
(2)	Efficiency ratio is a non-GAAP financial measure. See “—Use of Non-GAAP Measures and Ratios.”
(3)	Efficiency ratio, excluding correspondent is a non-GAAP financial measure. See “—Use of Non-GAAP Measures and Ratios.”
(4)	Net interest margin, tax equivalent basis is a non-GAAP financial measure. See “—Use of Non-GAAP Measures and Ratios.”
(5)	Net interest spread, tax equivalent basis is a non-GAAP financial measure. See “—Use of Non-GAAP Measures and Ratios.”
(6)	Excludes purchased credit impaired loans and loans covered by FDIC loss share agreements.

USE OF NON-GAAP FINANCIAL MEASURES AND RATIOS

Our accounting and reporting policies conform to generally accepted accounting principles in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure our performance. These include tax-equivalent net interest income (including its individual components), net interest margin, tax equivalent basis (including its individual components), net interest spread, tax equivalent basis, the efficiency ratio, tangible assets, tangible common’ equity, tangible common equity per common share outstanding, and tangible common equity to tangible assets. Management believes that these measures and ratios provide users of our financial information with a meaningful view of the performance of our interest-earning assets and interest-bearing liabilities and of our operating efficiency. Management also uses non-GAAP financial measures to help explain the variance in total non-interest income and expenses excluding merger and acquisition related expenses, impairment of bank property held for sale, credit related expenses, correspondent banking division income and expenses and certain nonrecurring items between the periods presented. Management uses these non-GAAP financial measures in its analysis of our performance and believes this presentation provides useful supplemental information regarding our non-interest income and non-interest expense between periods presented.

Management reviews yields on certain asset categories and the net interest margin of us and CenterState Bank on a fully taxable equivalent basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources. Net interest margin, tax equivalent basis is this amount divided by total average earning assets, while net interest spread, tax equivalent basis is the difference between the average yield on earnings assets and the average yield on average interest bearing liabilities.. Tax-equivalent net interest income is also used in the calculation of our efficiency ratio. The efficiency ratio is calculated by dividing adjusted non-interest expense (non-interest expense less nonrecurring items, credit related expenses and intangible amortization ) by tax-equivalent net interest income and adjusted non-interest income (non-interest income less securities gains, FDIC indemnification income and nonrecurring items). The efficiency ratio is also calculated excluding correspondent income and expense from the calculation. These measures provide an estimate of how much it costs to produce one dollar of revenue. The items excluded from this calculation provide a better match of revenue from daily operations to operational expenses.

Tangible assets is defined as total assets reduced by goodwill and other intangible assets. Tangible common equity is defined as total common equity reduced by goodwill and other intangible assets. Tangible common equity to tangible assets is defined as tangible common equity divided by tangible assets. These measures are important to many investors in the marketplace who are interested in the common equity to assets ratio exclusive of the effect of changes in intangible assets on common equity and total assets.

Tangible common equity per common share outstanding is defined as tangible common equity divided by total common shares outstanding. This measure is important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing total book value while not increasing our tangible book value.

These disclosures should not be considered in isolation or a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures which may be presented by bank holding companies or other financial holding companies. Management compensates for these limitations by providing detailed reconciliations between GAAP information and the non-GAAP financial measures.

The following tables present a reconciliation of certain non-GAAP performance measures and ratios used by management to evaluate and measure our performance to the most directly comparable GAAP financial measures:

	Nine months ended September 30,		Years ended December 31,
(Dollars in thousands)	2016	2015	2015	2014	2013	2012	2011
Income Statement Non-GAAP measures and ratios

Interest income (GAAP)
Loans, excluding purchase credit impaired (“PCI”) loans	$94,790	$74,961	$101,051	$87,094	$55,549	$56,376	$54,235
PCI loans	24,750	31,227	40,645	34,168	32,725	25,216	11,658
Securities—taxable	14,523	11,981	16,460	13,991	9,889	11,297	14,296
Securities—tax-exempt	2,775	1,933	2,641	1,435	1,430	1,423	1,422
Federal funds sold and other	1,672	1,120	1,523	1,539	785	638	632

Total Interest income (GAAP)	138,510	121,222	162,320	138,227	100,378	94,950	82,243

Tax equivalent adjustment
Non PCI loans	1,013	569	819	628	628	647	538
Securities—tax-exempt	1,414	1,009	1,379	746	744	698	678

Total tax equivalent adjustment	2,427	1,578	2,198	1,374	1,372	1,345	1,216

Interest income—tax equivalent
Loans excluding PCI loans	95,803	75,530	101,870	87,722	56,177	57,023	54,773
PCI loans	24,750	31,227	40,645	34,168	32,725	25,216	11,658
Securities—taxable	14,523	11,981	16,460	13,991	9,889	11,297	14,296
Securities—tax-exempt	4,189	2,942	4,020	2,181	2,174	2,121	2,100
Federal funds sold and other	1,672	1,120	1,523	1,539	785	638	632

Total interest income—tax equivalent	140,937	122,800	164,518	139,601	101,750	96,295	83,459

Total Interest expense (GAAP)	(6,719)	(5,467)	(7,286)	(7,356)	(5,885)	(8,481)	(12,207)

Tax-equivalent net interest income	$134,218	$117,333	$157,232	$132,245	$95,865	$87,814	$71,252

Net interest income (GAAP)	$131,791	$115,755	$155,034	$130,871	$94,493	$86,469	$70,036

Yields and costs
Yield on Loans excluding PCI—tax equivalent	4.49%	4.51%	4.49%	4.69%	4.77%	5.07%	5.30%
Yield on loans—tax equivalent	5.25%	5.72%	5.66%	5.64%	6.18%	5.67%	5.46%
Yield on securities tax-exempt—tax equivalent	4.70%	5.01%	5.01%	5.04%	5.19%	5.41%	5.88%
Yield on interest earning assets (GAAP)	4.33%	4.71%	4.66%	4.61%	4.93%	4.58%	4.30%
Yield on interest earning assets—tax equivalent	4.41%	4.77%	4.72%	4.66%	5.00%	4.65%	4.36%
Cost of interest bearing liabilities (GAAP)	0.32%	0.32%	0.32%	0.36%	0.39%	0.51%	0.81%
Net interest spread (GAAP)	4.01%	4.39%	4.34%	4.25%	4.54%	4.07%	3.49%
Net interest spread—tax equivalent	4.09%	4.45%	4.40%	4.30%	4.61%	4.14%	3.55%
Net interest margin (GAAP)	4.12%	4.50%	4.45%	4.37%	4.64%	4.18%	3.66%
Net interest margin, tax equivalent basis	4.20%	4.56%	4.51%	4.41%	4.71%	4.24%	3.72%

Efficiency ratio
Non-interest income (GAAP)	$47,146	$27,784	$37,450	$26,226	$33,946	$59,261	$101,972
Gain on sale of securities	(13)	(4)	(4)	(46)	(1,060)	(2,423)	(3,464)
FDIC indemnification income	(96)	(1,053)	(1,686)	(2,982)	(5,542)	(6,017)	(1,132)
Nonrecurring income	(308)	—	—	—	—	(453)	(57,020)

Adjusted non-interest income	46,729	26,727	35,760	23,198	27,344	50,368	40,356
Correspondent banking non-interest income	(25,594)	(21,322)	(27,563)	(20,153)	(20,410)	(35,707)	(27,066)

Adjusted non-interest income, ex. Correspondent	21,135	5,405	8,197	3,045	6,934	14,661	13,290

Net interest income before provision (GAAP)	131,791	115,755	155,034	130,871	94,493	86,469	70,036
Total tax equivalent adjustment	2,427	1,578	2,198	1,374	1,372	1,345	1,216

Tax-equivalent net interest income	134,218	117,333	157,232	132,245	95,865	87,814	71,252
Correspondent net interest income	(4,982)	(4,613)	(6,330)	(3,239)	(2,854)	(4,023)	(3,822)

Adjusted net interest income, ex. Correspondent	129,236	112,720	150,902	129,006	93,011	83,791	67,430

	September 30,		Years ended December 31,
continued from previous page	2016	2015	2015	2014	2013	2012	2011
Non-interest expense	$136,230	$93,996	$126,082	$136,181	$110,762	$121,980	$114,689
CDI and Trust intangible amortization	(2,283)	(1,921)	(2,537)	(2,284)	(1,191)	(1,372)	(804)
Credit related expenses	(1,157)	(989)	(2,295)	(5,282)	(12,730)	(11,206)	(12,696)
Nonrecurring expense	(29,699)	(169)	(827)	(14,306)	(722)	(3,328)	(7,696)

Adjusted non-interest expense	103,091	90,917	120,423	114,309	96,119	106,074	93,493
Correspondent banking non-interest expense	(18,544)	(18,037)	(23,414)	(20,638)	(22,491)	(30,651)	(25,467)

Adjusted non-interest expense, ex. Correspondent	$84,547	$72,880	$97,009	$93,671	$73,628	$75,423	$68,026

Efficiency ratio	57%	63%	62%	74%	78%	77%	84%
Efficiency ratio—excluding Correspondent	56%	62%	61%	71%	74%	77%	84%

(Dollars in thousands, except per share data)
Balance Sheet Non-GAAP measures and ratios
Total assets	$5,014,512	$3,933,072	$4,022,717	$3,776,869	$2,416,011	$2,363,240	$2,284,459
Goodwill	(105,492)	(76,739)	(76,739)	(76,739)	(44,924)	(44,924)	(38,035)
Intangible assets, net	(17,000)	(13,617)	(13,001)	(15,401)	(6,116)	(7,307)	(5,203)

Tangible assets	$4,892,020	$3,842,716	$3,932,977	$3,684,729	$2,364,971	$2,311,009	$2,241,221
Common stockholders’ equity	$552,771	$479,812	$490,514	$452,477	$273,379	$273,531	$262,633
Goodwill	(105,492)	(76,739)	(76,739)	(76,739)	(44,924)	(44,924)	(38,035)
Intangible assets, net	(17,000)	(13,617)	(13,001)	(15,401)	(6,116)	(7,307)	(5,203)

Tangible common ’equity	$430,279	$389,456	$400,774	$360,337	$222,339	$221,300	$219,395
Book value per common share	$11.51	$10.55	$10.79	$9.98	$9.08	$9.09	$8.74
Effect of intangible assets	($2.55)	($1.99)	($1.97)	($2.03)	($1.69)	($1.74)	($1.44)
Tangible common equity per common share outstanding	$8.96	$8.57	$8.82	$7.95	$7.38	$7.36	$7.30

Equity to total assets	11.02%	12.20%	12.19%	11.98%	11.32%	11.57%	11.50%
Effect of intangible assets	-2.23%	-2.06%	-2.00%	-2.20%	-1.91%	-2.00%	-1.71%
Tangible common equity to tangible assets	8.80%	10.13%	10.19%	9.78%	9.40%	9.58%	9.79%

SELECTED PRO FORMA FINANCIAL DATA

The following table presents (i) certain financial information for us and our two proposed acquisitions, Platinum and Gateway, on a historical basis as of and for the nine months ended September 30, 2016, (ii) adjustments based on each of the proposed Platinum and Gateway acquisitions, (iii) adjustments for the offering of our common stock, and (iv) certain financial information on a pro forma combined basis as of and for the nine months ended September 30, 2016. You should not rely on the pro forma combined amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the mergers had been completed as of the dates indicated, nor are they necessarily indicative of our future operating results or financial position on a combined basis. The pro forma information presents our financial characteristics on a combined basis under one set of assumptions, but does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the transactions and, accordingly, does not attempt to predict or suggest future results.

	CenterState	Platinum	Platinum Adjustments	Gateway	Gateway Adjustments	Pro Forma As Adjusted
	(dollars in thousands, except per share data, shares in thousands)
Consolidated Balance Sheet Data:
Cash and investments	$1,226,372	$122,854	($14,692)	$290,656	($43,403)	$1,581,787
Loans and loans held for sale	3,296,815	452,421	(14,376)	542,552	(8,550)	4,268,862
Allowance for loan losses	(25,499)	(5,084)	5,084	(7,227)	7,227	(25,499)
Intangibles	122,492	—	40,314	—	46,846	209,652
Other assets	394,332	13,859	4,691	53,721	(2,950)	463,653
Total assets	5,014,512	584,050	21,021	879,702	(830)	6,498,455
Deposits	4,055,934	493,062	1,128	721,265	1,400	5,272,789
Other borrowings	285,218	40,717	(7,165)	67,750	226	386,746
Corporate debentures	25,899	—	—	—	—	25,899
Other liabilities	94,690	2,858	(60)	5,662	—	103,150
Shareholders’ equity	552,771	47,413	27,118	85,025	(2,456)	709,871
Average assets—leverage	4,863,382	563,784	(38,886)	878,254	(43,453)	6,223,081
Risk-weighted assets	3,724,598	463,604		613,591		4,801,793
Tangible common equity	430,279					500,219
Tangible common equity to tangible assets(1)	8.80%					7.95%
Shares outstanding(2)	48,017		4,204		4,231	56,452
Tangible common equity per common share outstanding	$8.96					$8.86
Leverage ratio	8.96%					8.14%
Common equity tier 1 capital ratio	11.14%					10.13%
Tier 1 capital ratio	11.70%					10.55%
Total capital ratio	12.38%					11.08%

(1)	Tangible common equity to tangible assets is a non-GAAP financial measure. See “– Use of Non-GAAP Measures and Ratios.” The following table presents a reconciliation of this measure as applied to CenterState and on a pro forma as adjusted basis:

Non-GAAP Reconciliation of Tangible Common Equity to Tangible Assets

	September 30, 2016
	Actual	Pro Forma As Adjusted
($ in thousands)	(Unaudited)
Tangible common equity to tangible assets:
Total equity	$552,771	$709,871
Less: Goodwill and other intangible assets	(122,492)	(209,652)

Tangible common ’equity	430,279	500,219

Total assets	5,014,512	6,498,455
Less: Goodwill and other intangible assets	(122,492)	(209,652)

Tangible assets	$4,892,020	$6,288,803

Tangible common equity to tangible assets	8.80%	7.95%

(2)	Shares issued for each transaction assume a price of $17.73 per share, the closing price of our common stock on September 30, 2016.

RISK FACTORS

An investment in our common stock is subject to certain risks and uncertainties. Before you decide to invest in our common stock, you should consider the risk factors described below, as well as in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as may be amended or supplemented by other documents incorporated by reference into this prospectus supplement or the accompanying prospectus. Please refer to “Where You Can Find More Information” in this prospectus supplement and in the accompanying prospectus for discussions of these other filings. If any of the risks or uncertainties actually occurs, our business, financial condition, and results of operations could be materially adversely affected. If this were to happen, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. The prospectus is qualified in its entirety by those risk factors.

Risks Related to the Offering

Our stock price can be volatile.

Stock price volatility may make it more difficult for an investor to resell our common stock when desired and at attractive prices. Our stock price can fluctuate significantly in response to a variety of factors including, among other things:

•	actual or anticipated variations in our operating results;

•	changes in expectations as to our future financial performance, including financial estimates or recommendations by securities analysts or others in the industry;

•	changes in the regulatory or legal environment in which we operate;

•	news reports or other publicity relating to us or our competitors or relating to trends in our industry;

•	perceptions in the marketplace regarding us and/or our competitors;

•	future sales of our common stock;

•	the announcement of a significant acquisition or business combination, strategic partnership, joint venture or capital commitment by or involving us or our competitors; and

•	geopolitical conditions such as acts or threats of terrorism or military conflicts.

General market fluctuations, industry factors and general economic and political conditions and events in the U.S. or globally, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results.

Shares of our common stock are equity interests and therefore subordinate to our existing and future indebtedness and preferred stock we may issue in the future.

Shares of our common stock are equity interests in us and do not constitute indebtedness. As such, shares of our common stock rank junior to all indebtedness and other non-equity claims on us with respect to assets available to satisfy claims, including in our liquidation. Holders of our common stock are also subject to the prior dividend and liquidation rights of any holders of our preferred stock that we may issue in the future.

In addition, our right to participate in any distribution of assets of any of our subsidiaries, including CenterState Bank, upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of our common stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, shares of our common stock are effectively subordinated to all existing and future liabilities and obligations of our subsidiaries.

The trading volume in our common stock is less than that of other larger bank holding companies.

Although our common stock is listed for trading on The Nasdaq Global Select Market, the average daily trading volume in our common stock is generally less than that of many of our competitors and other larger bank holding companies that are publicly traded companies. For the three months ended January 5, 2017, the average daily trading volume for our common stock was approximately 249,966 shares per day. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Significant sales of our common stock, or the expectation of these sales, could cause volatility in the price of our common stock.

We have broad discretion to use the proceeds from this offering.

We expect to use the net proceeds from this offering for general corporate purposes, which may include working capital, funding proposed and potential acquisitions and other strategic business opportunities. We will have broad discretion as to the application of such net proceeds. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use these net proceeds. Our failure to use these funds effectively could have a negative impact on our financial condition and results of operations.

We may need to raise additional capital. If we are unable to obtain such capital on favorable terms or at all, we may not be able to execute on our business plans and our business, financial condition and results of operations may be adversely affected.

We expect to devote substantial financial resources to our acquisition activities. As a result of our funding requirements, we likely will need to sell additional equity or debt securities or seek additional financing through other arrangements to increase our cash resources. Any sale of additional equity or debt securities may result in dilution to our stockholders. Public or private financing may not be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain additional financing, we may be required to delay, reduce the scope of, or eliminate one or more of our planned acquisition activities, which could adversely affect our business, financial condition and operating results.

Our ability to declare and pay dividends is limited by law, and we may be unable to pay future dividends.

We are a separate and distinct legal entity from CenterState Bank, and we receive substantially all of our revenue from dividends from CenterState Bank. These dividends are the principal source of funds to pay dividends on our common stock and interest and principal on debt. Various federal and/or state laws and regulations limit the amount of dividends that CenterState Bank may pay to us. In the event CenterState Bank is unable to pay dividends to us, we may not be able to service debt, pay obligations or pay dividends on our common stock. The inability to receive dividends from CenterState Bank could have a material adverse effect on our business, financial condition and results of operations.

An investment in our common stock is not an insured deposit.

Our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section, elsewhere in this prospectus supplement and the accompanying prospectus and in the additional documents and information incorporated by reference herein, and is subject to the same market forces that affect the price of common stock in any company. As a result, an investor may lose some or all of its investment in our common stock.

Our Articles of Incorporation and Bylaws, as well as certain banking laws, could decrease our chances of being acquired even if our acquisition is in our shareholders’ best interests.

Provisions of our Articles of Incorporation and Bylaws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. The combination of these provisions impedes a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our common stock.

USE OF PROCEEDS

We estimate that the net cash proceeds to us from the sale of our common stock will be approximately $         (approximately $         if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering for general corporate purposes.

Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending the use of the net proceeds from this offering as described above, we may invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

CAPITALIZATION

The following table sets forth, on a consolidated basis, our liabilities capitalization as of September 30, 2016 on (i) an actual basis and (ii) an as adjusted basis to give effect to this offering. You should read the following table together with our consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2016
	Actual	As Adjusted
($ in thousands except per share data)	(Unaudited)
Long-term debt:
Junior subordinated debentures	$30,500		$30,500

Shareholders’ Equity:
Common stock ($0.01 par value, authorized 100,000,000 shares; issued 48,016,624 shares, actual; 50,466,624 as adjusted)(1)	480		505
Additional paid-in capital	428,798
Retained earnings	115,985		115,985
Accumulated other comprehensive loss	7,508		7,508

Total Shareholders’ Equity	$552,771	$

Total long-term debt and shareholder’s equity	$583,271	$

(1)	The number of shares to be outstanding after the offering is based on 48,016,624 shares outstanding as of September 30, 2016. In addition, the number of shares of common stock to be outstanding after this offering excludes the following, in each case as of September 30, 2016:

•	768,334 shares of common stock issuable upon exercise of options outstanding under our various equity incentive plans, having a weighted-average exercise price of $11.88 per share;

•	649,537 additional shares of common stock reserved for issuance pursuant to our various equity incentive plans;

•	approximately 4,203,642 shares to be issued in the Platinum acquisition and approximately 4,231,445 shares to be issued in the Gateway acquisition, in each case based on the closing price of our common stock on September 30, 2016 of $17.73 per share.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS DECLARED

Our common stock trades publicly on The Nasdaq Global Select Market under the symbol “CSFL.” The following table sets forth, for the periods indicated, the quarterly high and low sales prices of our common stock as reported by The Nasdaq Global Select Market. Also set forth below are dividends declared per share in each of these periods.

	High	Low	Dividends
2017
First Quarter (through January 6, 2017)	$25.55	24.73	N/A

2016
First Quarter	$15.72	$12.57	$0.04
Second Quarter	$16.59	$14.49	$0.04
Third Quarter	$18.27	$15.30	$0.04
Fourth Quarter	$25.83	$17.09	$0.04

2015
First Quarter	$12.35	$10.94	$0.01
Second Quarter	$13.98	$11.70	$0.02
Third Quarter	$15.00	$12.20	$0.02
Fourth Quarter	$16.24	$14.24	$0.02

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement between us and Keefe, Bruyette & Woods, Inc. and Raymond James & Associates, Inc., as representatives of the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase from us, the number of shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Keefe, Bruyette & Woods, Inc.
Raymond James & Associates, Inc.

Total	2,450,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase all shares of our common stock, are several and not joint. Those obligations are also subject to the satisfaction of the conditions contained in the underwriting agreement.

The underwriters have agreed to purchase and pay for all of the shares of common stock being offered by this prospectus, if any such shares of common stock are purchased. In the event of a default by any underwriter, the underwriting agreement provides that, in certain circumstances, non-defaulting underwriters may increase their purchase commitments, or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by counsel and other conditions. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have agreed to purchase from us 2,450,000 shares of common stock at a price of $        per share, which will result in $        of proceeds to us before expenses (or approximately $        if the underwriters’ option to purchase additional shares described below is exercised in full). The underwriters may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers.

The underwriters propose to offer the shares of common stock offered hereby from time to time for sale in one or more transactions on The Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriters and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may effect such transactions by selling the shares of common stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal. The difference between the price at which the underwriters purchases shares and the price at which the underwriters resell such shares may be deemed underwriting compensation.

The expenses of the offering are estimated at approximately $500,000 and are payable by us. We also have agreed to reimburse the underwriters for certain fees and expenses incurred by them in connection with this offering, including legal fees. In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed underwriting compensation for this offering.

Option to Purchase Additional Shares

We have granted the underwriters an option to purchase up to an additional 245,000 shares of our common stock at a price of $                 per share. The underwriters may exercise this option, in whole or in part, for 30 days from the date of this prospectus supplement. If the underwriters exercise this option, each underwriter will be obligated, subject to the conditions in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to the number of shares reflected next to such underwriter’s name in the table above relative to the total number of shares reflected in such table.

Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “CSFL.”

No Sales of Similar Securities

We and each of our directors and executive officers, severally and not jointly, have agreed, with limited exceptions, not to sell or transfer any shares of our common stock for 60 days after the date of this prospectus supplement without first obtaining the written consent of Keefe, Bruyette & Woods, Inc. and Raymond James & Associates, Inc.

Specifically, we and each of our executive officers have agreed, subject to certain exceptions, not to, directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	hypothecate, establish an open “put equivalent position” within the meaning of Exchange Act Rule 16a-1(h) or otherwise dispose of or transfer any common stock or securities convertible into or exercisable or exchangeable for common stock;

•	enter into any swap, hedge or other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise;

•	file with the SEC a registration statement under the Securities Act relating to any additional shares of common stock; or

•	publicly disclose the intention to effect any transaction described in the above bullet points.

This lockup provision applies to our common stock and to securities convertible into or exchangeable or exercisable for our common stock and, with respect to our directors and executive officers, whether now owned or hereafter acquired or for which the power of disposition is later acquired.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and purchases to cover positions created by short sales in accordance with Regulation M under the Exchange Act.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales” or “naked short sales.” In a covered short position, the number of excess shares sold by an underwriter, if any, are not greater than the number of shares of common stock that they may purchase pursuant to their option to purchase additional shares. In a naked short position, the number of shares of common stock involved is greater than the number of shares of common stock in the underwriters’ option to purchase additional shares.

The underwriters may close out any covered short position either by exercising, in whole or in part, their option to purchase additional shares, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the purchase option described above. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may engage in syndicate covering transactions, which are transactions that involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares of common stock to close out the short position, the underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market as compared with the price at which the underwriters may purchase shares of common stock through exercise of the option to purchase additional shares.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The Nasdaq Global Select Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on The Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of our common stock and extending through the completion of the distribution of this offering. A passive market maker must generally display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, the passive market maker may continue to bid and effect purchases at a price exceeding the then highest independent bid until specified purchase limits are exceeded, at which time such bid must be lowered to an amount no higher than the then highest independent bid. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and selling shareholders engaged in passive market making are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Offer, Sale and Distribution of Securities

In connection with the offering, the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.

Other Relationships

The underwriters and their affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they have received and may continue to receive customary fees and commissions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or their affiliates have a lending relationship with us, the underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the common stock offered will be passed upon for us by Smith Mackinnon, PA, Orlando, Florida. A member of the firm owns 18,364 shares of our common stock. Certain legal matters will be passed upon for the underwriters by Covington & Burling LLP, Washington, D.C.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of our internal control over financial reporting as of December 31, 2015, have been audited by Crowe Horwath LLP, independent registered public accounting firm, as set forth in its reports thereon, which are included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Platinum and Gateway as of and for the years ended December 31, 2015 and 2014 appearing in our Current Report on Form 8-K filed on January 9, 2017 have been audited by Hacker, Johnson & Smith P.A., independent auditors, as set forth in its reports thereon, which are included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS

CenterState Banks, Inc.

Common Stock

Preferred Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Units

We may offer and sell, from time to time, in one or more series, shares of our common stock, shares of our preferred stock, depositary shares, warrants to purchase other securities, stock purchase contracts, or units consisting of a combination of two or more of these securities. Each time we offer any securities pursuant to this prospectus, we will provide you with a prospectus supplement that will described the specific amounts, prices and terms of the securities being offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Our common stock is currently listed for trading on The Nasdaq Global Select Market under the symbol “CSFL.”

There are significant risks associated with an investment in our securities. You should read carefully the risks we describe beginning on page 3 of this prospectus and contained in our annual report on Form 10-K for the year ended December 31, 2015, which is incorporated herein by reference, as well as any risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about factors you should consider before buying any securities issued by us.

These securities are not savings accounts, deposits or other obligations of any of our bank and non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are unsecured and are not deposits and are not insured by the FDIC or any other governmental agency.

This prospectus is dated January 9, 2017.

Prospectus

Unless the context requires otherwise, references to “we,” “us,” “our,” “CenterState,” “registrant” or similar terms are to CenterState Banks, Inc. and its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is a part of a “shelf” registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC. Under this shelf registration statement, we may sell, either separately or together, common stock, preferred stock, depositary shares representing interests in preferred stock, warrants, stock purchase contracts and units in one or more offerings up to an indeterminate total dollar amount. The preferred stock, warrants, stock purchase contracts and units may be convertible into or exercisable or exchangeable for common or preferred stock or other securities issued by us or equity securities issued by one or more other entities.

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities and the offering. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. The supplement also may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information” below. We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC office mentioned under the heading “Where You Can Find More Information” below. We have not authorized anyone to provide you with different information. You should assume that the information contained in this prospectus and any prospectus supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference herein or therein is accurate only as of the date given in the document incorporated by reference.

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. Neither we nor any underwriter or agent have authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers. See “Plan of Distribution” below.

Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov. Our SEC filings are also available at the offices of The Nasdaq Global Select Market. For further information on obtaining copies of our public filings at The Nasdaq Global Select Market, you should call 212-401-8700.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the following documents listed below (each bearing the File No. 000-32017) and any future filings in each case (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K) made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until our offering is completed (other than information in such additional documents that are deemed, under the Exchange Act, in accordance with the Exchange Act and the SEC rules, not to have been filed):

•	annual Report on Form 10-K for the year ended December 31, 2015 (including portions of our Definitive Proxy Statement for our 2016 Annual Meeting of Shareholders filed on March 3, 2016 with the SEC to the extent specifically incorporated by reference in such Form 10-K);

•	quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	current Reports on Form 8-K filed on the following dates: February 4, 2016, March 1, 2016, May 2, 2016, September 15, 2016, October 18, 2016, November 30, 2016 and January 9, 2017; and

•	the description of our common stock which is contained in our Registration Statement on Form 8-A filed on November 27, 2000, including any amendment or report filed for the purpose of updating such description.

These documents are available without charge to you on the Internet at www.centerstatebanks.com or if you call or write to CenterState Banks, Inc., 1101 First Street South, Winter Haven, Florida 33880, Attention: Jennifer Idell, Chief Financial Officer, (863) 293-4710. Reference to our website is not intended to be an active link. Any information on our website is not, and you must not consider the information to be, a part of this prospectus.

SPECIAL CAUTIONARY NOTICE

REGARDING FORWARD-LOOKING STATEMENTS

We make statements in this prospectus and the documents incorporated herein by reference, and we may from time to time make other statements regarding our outlook or expectations for earnings, revenues, expenses, and/or other financial, business, or strategic matters regarding or affecting the Company that are “forward-looking statements” within the meaning and protections of the Private Securities Litigation Reform Act.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may”, “will”, “anticipate”, “assume”, “should”, “indicate”, “would”, “believe”, “contemplate”, “expect”, “estimate”, “continue”, “plan”, “point to”, “project”, “could”, “intend”, “target”, and other similar words and expressions of the future. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•	general economic, business and market conditions in our local markets, as well as nationally and globally;

•	changes in governmental monetary and fiscal policies;

•	legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, and changes in the scope and cost of FDIC insurance and other coverages;

•	changes in accounting policies, rules and practices;

•	the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;

•	our ability to monitor interest rate risk;

•	credit risks of borrowers;

•	changes in the availability and cost of credit and capital in the financial markets;

•	changes in the prices, values and sales volumes of residential and commercial real estate;

•	the effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services;

•	the failure of our assumptions underlying the establishment of reserves for possible loan losses and other estimates;

•	the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions;

•	changes in technology or products that may be more difficult, costly, or less effective than anticipated;

•	potential cyber-security incidents affecting or impacting us;

•	changes in consumer behaviors in spending, saving and borrowing and our ability to respond to those changes with effective products and services;

•	the effects of war or other conflicts, acts of terrorism or other catastrophic events that may affect general economic conditions; and

•	other factors and risks described under “Risk Factors” incorporated by reference herein and in any of our subsequent reports that we make with the SEC under the Exchange Act.

All written or oral forward-looking statements speak only as of the date they are made and are expressly qualified in their entirety by this cautionary notice. We have no obligation and do not undertake to update, revise or correct any of the forward-looking statements after the date of this prospectus, or after the respective dates on which such statements otherwise are made.

CENTERSTATE BANKS, INC.

Overview

We are a financial holding company which owns CenterState Bank of Florida, N.A. (“CenterState Bank”). Headquartered in Winter Haven, Florida, we provide a full range of consumer and commercial banking services to individuals, businesses and industries through 67 bank office network located within 23 counties throughout Florida, as well as a loan production office in Macon, Georgia. As of September 30, 2016, CenterState Bank was the second largest Florida-based community banking organization in terms of publicly available deposit data (on a pro forma basis taking into account the closing of its pending acquisition transactions with Platinum Bank Holding Company (“Platinum”) and Gateway Financial Holdings of Florida, Inc. (“Gateway”). We also own R4ALL, Inc., which acquires and disposes troubled assets.

We also operate, through our subsidiary bank, a correspondent banking and capital markets service division for approximately 600 small and medium sized community banks throughout the United States. Based primarily in Atlanta, Georgia and Birmingham, Alabama, this division earns commissions on fixed income security sales, fees from hedging services, loan brokerage fees and consulting fees for services related to these activities.

We have grown from our formation in 2000 primarily through a series of acquisitions, starting in June 2000 through 2015. Our most recent acquisitions include:

•	Gulfstream Bancshares, Inc., in January 2014, which added approximately $479 million in deposits;

•	First Southern Bancorp, Inc., in June 2014, which added approximately $853 million in deposits;

•	Community Bank of South Florida, Inc., in March 2016, which added approximately $453 million in deposits; and

•	Hometown of Homestead Banking Company, in March 2016, which added approximately $253 million in deposits.

At September 30, 2016, we had total consolidated assets of $5.0 billion, total consolidated loans of $3.3 billion, total consolidated deposits of $4.1 billion, and total consolidated shareholders’ equity of $552.8 million.

Recent Developments

On October 17, 2016, we entered into a definitive agreement to acquire Platinum, the holding company of Platinum Bank. The transaction was approved by the boards of directors of both companies and is expected to close in the second quarter of 2017. Completion of the transaction is subject to customary closing conditions, including receipt of required regulatory approvals and approval of Platinum’s shareholders. Under the terms of the agreement, holders of Platinum common stock will receive 3.7832 shares of our common stock and $7.60 in cash for each share of Platinum common stock, which equates to an aggregate transaction value of approximately $83.8 million, based on our closing stock price on September 30, 2016 (comprised of approximately 74.5 million of our common stock and $9.3 million of cash).

On November 30, 2016, we entered into a definitive agreement to acquire Gateway, the holding company of Gateway Bank of Florida, Gateway Bank of Central Florida, and Gateway Bank of Southwest Florida. The transaction was approved by the boards of directors of both companies and Gateway and is expected to close in the second quarter of 2017. Completion of the transaction is subject to customary closing conditions, including receipt of required regulatory approvals and approval of Gateway’s shareholders. Under the terms of the agreement, holders of Gateway common stock will receive $18.00 in cash or 0.95 shares of our common stock for each share of Gateway common stock; provided, however, that the aggregate cash payment shall constitute 30% of the merger consideration, which equates to an aggregate transaction value of approximately $116.9 million, based on our closing stock price on September 30, 2016.

Corporate Information

We incorporated under the laws of the State of Florida on September 20, 1999. Our executive offices are located at 1101 First Street South, Winter Haven, Florida 33880. Our telephone number at this address is 863-293-4710 and our website is www.centerstatebanks.com. The information on our website is not part of this proxy statement/prospectus, and the reference to our website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

RISK FACTORS

Investing in our securities involves risk. Before investing in our securities, you should carefully consider all of the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement and the documents incorporated by reference herein and therein as set out in the section entitled “Where You Can Find More Information,” including, in particular, the matters, risks, uncertainties and assumptions described under the caption “Risk Factors” included herein and therein. For information regarding documents incorporated by reference in this prospectus and any prospectus supplement, see “Where You Can Find More Information.”

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities that may be offered under this prospectus as set forth in the applicable prospectus supplement, which may include general corporate purposes.

PLAN OF DISTRIBUTION

We may sell securities offered under this prospectus:

•	through underwriters or dealers;

•	through agents; or

•	directly to one or more purchasers.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, or at negotiated prices.

For each type and series of securities offered, the applicable prospectus supplement will set forth the terms of the offering, including, without limitation:

•	the initial public offering price;

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	the use of proceeds from the sale of the securities to us;

•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•	any discounts or concessions allowed or re-allowed or repaid to dealers; and

•	the securities exchanges on which the securities will be listed, if any.

If we use underwriters in any sale of securities offered under this prospectus, the underwriters will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

Underwriters or agents may make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on The Nasdaq Global Select Market, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange.

If we use dealers in any sale of securities offered under this prospectus, the securities will be sold to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If agents are used in any sale of securities offered under this prospectus, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If securities offered under this prospectus are sold directly, no underwriters, dealers or agents would be involved. We are not making an offer of securities in any state that does not permit such an offer.

Underwriters, dealers and agents that participate in any distribution of securities may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. We expect that any agreements we may have with underwriters, dealers and agents will include provisions indemnifying them against certain civil liabilities, including certain liabilities under the Securities Act, or providing for contribution with respect to payments that they may be required to make.

We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities offered under this prospectus from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

Sales of securities offered under this prospectus also may be effected by us from time to time in one or more types of transactions (which may include block transactions, special offerings, exchange distributions, secondary distributions or purchases by a broker or dealer) on The Nasdaq Global Select Market or any other national securities exchange or automated trading and quotation system on which our common stock or other securities are listed, in the over-the-counter market, in transactions otherwise than on such exchanges and systems or the over-the-counter market, including negotiated transactions, through options transactions relating to the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. Such transactions may or may not involve brokers or dealers. Any shares of our common stock offered under this prospectus will be listed on The Nasdaq Global Select Market, subject to notice of issuance.

Each issue of a new series of preferred stock, depositary shares, warrants, stock purchase contracts or units will be a new issue of securities with no established trading market, except as indicated in the applicable prospectus supplement. It has not been established whether the underwriters, if any, of the securities offered under this prospectus will make a market in these securities. If a market in any series of preferred stock, depositary shares, warrants, stock purchase contracts or units is made by any such underwriters, such market-making may be discontinued at any time without notice. We can give no assurance as to the liquidity of the trading market of these securities.

In order to facilitate the offering of any of the securities offered under this prospectus, the underwriters with respect to any such offering may, as described in the prospectus supplement, engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in these securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of these securities or of any other securities, the underwriters may bid for, and purchase, these securities or any other securities in the open market. Finally, in any offering of the securities offered under this prospectus through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of these securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time, all as described in the prospectus supplement.

If so indicated in the applicable prospectus supplement, one or more firms, which we refer to as “remarketing firms,” acting as principals for their own accounts or as agents for us, may offer and sell the securities offered under this prospectus as part of a remarketing upon their purchase, in accordance with their terms. We will identify any remarketing firm, the terms of its agreement, if any, with us and its compensation in the applicable prospectus supplement.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements with us to indemnification by or contribution from us against some civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Any person participating in the distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including without limitation Regulation M, which may limit the timing of transactions involving the securities offered under this prospectus. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of such securities to engage in market-making activities with respect to the particular securities being distributed. All of the above may affect the marketability of the securities offered under this prospectus and the ability of any person or entity to engage in market-making activities with respect to such securities.

Under the securities law of various states, the securities offered under this prospectus may be sold in those states only through registered or licensed brokers or dealers. In addition, in various states the securities offered under this prospectus may not be offered and sold unless such securities have been registered or qualified for sale in the state or an exemption from such registration or qualification is available and is complied with.

DESCRIPTION OF COMMON STOCK

General

We have 100,000,000 shares of authorized common stock, $0.01 par value per share, of which 48,016,624 shares were outstanding as of September 30, 2016.

Holders of our common stock are entitled to receive dividends if, as and when declared by our board of directors out of any funds legally available for dividends. Holders of our common stock are also entitled, upon our liquidation, and after claims of creditors and any class or series of preferred stock outstanding at the time of liquidation, to receive pro rata our net assets. We may pay dividends on our common stock only if we have paid or provided for all dividends on our outstanding series of preferred stock for the then current period and, in the case of any cumulative preferred stock, all prior periods.

Any series of preferred stock upon issuance will have, preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution. Our preferred stock also has such other preferences as currently, or as may be, fixed by our board of directors.

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our board of directors has provided, or may provide in the future, with respect to preferred stock or any other class or series of preferred stock that the board of directors may hereafter authorize. Shares of our common stock are not redeemable, and have no subscription, conversion or preemptive rights.

Our common stock is currently listed for trading on The Nasdaq Global Select Market under the symbol “CSFL.” Outstanding shares of our common stock are validly issued, fully paid and non-assessable. Holders of our common stock are not, and will not be, subject to any liability as shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company.

Restrictions on Ownership

The federal Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain prior Federal Reserve Board approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than 5% of the voting shares or substantially all the assets of any bank, or for a merger or consolidation of a bank holding company with another bank holding company. The federal Change in Bank Control Act also requires notice to the regulatory agencies when a person or a company acquires control (as defined in the Change in Bank Control Act) of us. In addition, the Florida Interstate Banking Act requires any “bank holding company,” as defined in such Act, to obtain prior approval of the Florida Office of Financial Regulation before it may (1) merge or consolidate with us; (2) assume direct or indirect ownership or control of (a) more than 25% of our voting shares, if the acquiring company was not a bank holding company prior to such acquisition; (b) more than 5% of our voting shares, if the acquiring company was a bank holding company prior to such acquisition; or (c) all or substantially all of our assets, if the acquiring company was a bank holding company prior to such acquisition; or (3) take any other action that results in the direct or indirect acquisition of control of us, if the acquiring company was a bank holding company prior to such acquisition.

DESCRIPTION OF PREFERRED STOCK

The following outlines the general provisions of the shares of preferred stock, par value $0.01 per share, or “preferred stock,” that we may offer from time to time. The specific terms of a series of preferred stock will be described in the applicable prospectus supplement relating to that series of preferred stock. The following description of the preferred stock and any description of preferred stock in a prospectus supplement is only a summary and is subject to and qualified in its entirety by reference to the articles of amendment to our articles of incorporation relating to the particular series of preferred stock, which we will file with the SEC upon the sale of any series of preferred stock.

General

Under our articles of incorporation, as amended, which we refer to as our articles of incorporation, we have authority to issue up to five million shares of preferred stock, par value $0.01 per share.

As of the date of this prospectus, we do not have any shares of preferred stock designated or issued or outstanding. However, the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, will rank prior to our common stock as to dividends and any distribution of our assets.

The five million unissued shares of preferred stock are typically referred to as “blank check” preferred stock. This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation. Except in limited circumstances, our articles of incorporation authorize our board of directors to issue new shares of our common stock or preferred stock without further shareholder action.

Our articles of incorporation give the board of directors authority at any time to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative participating, option or other rights, qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof adopted by the board of directors. Such authority includes, but not limited to:

•	increasing the number of shares of any preferred series;

•	decreasing the number of shares of a preferred series, but not to a number less than the number of shares outstanding; and

•	determining the rate and manner of payment of dividends payable on shares of such series, liquidation preferences, terms of redemption, conversion ratios, if any, and preemptive rights.

In addition, as described under “Description of Depositary Shares,” we may, instead of offering full shares of any new series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to such depositary shares.

The prospectus supplement relating to a particular series of preferred stock will contain a description of the specific terms of that series, including, as applicable:

•	the title, designation, number of shares and stated or liquidation value of the preferred stock;

•	the dividend amount or rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to accrue;

•	any conversion or exchange rights;

•	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any sinking fund provisions;

•	rights upon liquidation;

•	any voting rights;

•	the exchange or market, if any, where the preferred stock will be listed or traded; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our articles of incorporation.

Upon the issuance and payment for shares of preferred stock, the shares will be fully paid and nonassessable. Except as otherwise may be specified in the prospectus supplement relating to a particular series of preferred stock, holders of preferred stock will not have any preemptive or subscription rights to acquire any class or series of our capital stock.

The issuance of additional common stock or preferred stock may be viewed as having adverse effects upon the holders of common stock. Holders of our common stock will have no preemptive rights with respect to any newly issued stock. Our board of directors could adversely affect the voting powers of holders of our stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. In the event of a proposed merger, tender offer or other attempt to gain control of CenterState that the board of directors does not believe to be in the best interest of our shareholders, the board could issue additional preferred stock which could make any such takeover attempt more difficult to complete. Blank check preferred stock may also be used in connection with the issuance of a shareholder rights plan, sometimes called a poison pill. Our board of directors has not approved any plan to issue preferred stock for this purpose. Our board of directors does not intend to issue any preferred stock except on terms that the board deems to be in the best interests of our company and its shareholders.

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option, and may be mandatorily redeemable or convertible. Restrictions, if any, on the repurchase or redemption by us of any series of our preferred stock will be described in the applicable prospectus supplement relating to that series. Generally, any redemption of our preferred stock will be subject to prior Federal Reserve approval. Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

Upon the redemption date of shares of preferred stock called for redemption or upon our earlier call and deposit of the redemption price, all rights of holders of the preferred shares called for redemption will terminate, except for the right to receive the redemption price.

Transfer Agent and Registrar

The transfer agent, registrar, dividend paying agent and depositary, if any, for any preferred stock offering will be stated in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the general provisions of the depositary shares representing a fraction of a share of preferred stock of a specific series, or “depositary shares,” and depositary receipts (as defined below) that we may issue from time to time and which would be important to holders of depositary receipts. The specific terms of any depositary shares or depositary receipts, including pricing and related terms, will be disclosed in the applicable prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below apply or not to the depositary shares or depositary receipts being offered. The following description and any description in a prospectus supplement is a summary only and is subject to, and qualified in its entirety by reference to, the terms and provisions of the deposit agreement(s), which we will file with the SEC in connection with an issuance of depositary shares.

Description of Depositary Shares

We may offer depositary shares evidenced by receipts for such depositary shares, which we sometimes refer to as “depositary receipts.” Each depositary receipt represents a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement.

We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company, which we will select as our preferred stock depositary, and which may be the same institution that serves as an indenture trustee. The depositary must have its principal office in the United States and have combined capital and surplus of at least $50,000,000. We will name the depositary in the applicable prospectus supplement. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction of a share of preferred stock represented by the depositary share. These rights include dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares. We may issue depositary receipts in temporary, definitive or book-entry form.

Withdrawal of Preferred Stock

A holder of depositary shares may receive the number of whole shares of the series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit such preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock.

Dividends and Other Distributions

Holders of depositary shares of any series will receive their pro rata share of cash dividends or other cash distributions received by the depositary on the preferred stock of that series held by it. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole United States dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares. In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary, with our approval, may sell the property and distribute the net proceeds from the sale to the holders.

Redemption of Depositary Shares

If a series of preferred stock represented by depositary shares is subject to redemption, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds it received from us for the preferred stock. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 days nor more than 60 days before the date fixed for redemption at the holders’ addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to that series of preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. Whenever we redeem shares of a series of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot, ratably or by such other equitable method as we and the depositary may determine.

Upon and after the redemption of shares of the underlying series of preferred stock, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will then cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption.

Voting Rights

Upon receipt of notice of any meeting at which the holders of preferred stock of the related series are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the related series of preferred stock. The materials the holders will receive will (1) describe the matters to be voted on and (2) explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, to vote the shares as instructed by the holder. We will cooperate with the depositary to enable it to vote as instructed by holders of depositary shares. If any holder does not instruct the depositary how to vote the holder’s shares, the depositary will abstain from voting those shares.

Conversion or Exchange

The depositary will convert or exchange all depositary shares on the same day that the preferred stock underlying the depositary shares is converted or exchanged. In order for the depositary to do so, we will deposit with the depositary any other preferred stock, common stock or other securities into which the preferred stock is to be converted or for which it will be exchanged.

The exchange or conversion rate per depositary share will be equal to the exchange or conversion rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share. All amounts per depositary share payable by us for dividends that have accrued on the preferred stock to the exchange or conversion date that have not yet been paid shall be paid in appropriate amounts on the depositary shares.

The depositary shares, as such, cannot be converted or exchanged into other preferred stock, common stock, securities of another issuer or any other of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement, a holder of depositary shares may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert or exchange the preferred stock represented by the depositary shares into other shares of preferred stock or common stock or to exchange the preferred stock for securities of another issuer. If the depositary shares carry this right, we would agree that, upon the payment of applicable fees and taxes, if any, we will cause the conversion or exchange of the preferred stock using the same procedures as we use for the delivery of preferred stock. If a holder is only converting part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted or exchanged.

Amendment and Termination of the Deposit Agreement

We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without consent of the holder at any time. However, if the amendment adds or increases fees or charges payable by holders of the depositary shares or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

The deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed and all amounts payable upon redemption have been paid;

•	each share of preferred stock held by the depositary has been converted into or exchanged for common stock, other preferred stock or other securities; or

•	a final distribution in respect of the preferred stock held by the depositary has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.

We may also terminate the deposit agreement at any time. Upon such event, the depositary will give notice of termination to the holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole and fractional shares of the series of preferred stock underlying that holder’s depositary receipts, provided that at our election we may pay cash in lieu of fractional shares of preferred stock that may be issuable.

Charges of Depositary and Expenses

We will pay all transfer and other taxes and governmental charges in connection with the establishment of the depositary arrangements. We will pay all charges and fees of the depositary for the initial deposit of the preferred stock, the depositary’s services and redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and the charges that are provided in the deposit agreement to be for the holder’s account.

DESCRIPTION OF WARRANTS

General

We may issue warrants in one or more series to purchase common stock, preferred stock, depositary shares or any combination of these securities. Warrants may be issued independently or together with any underlying securities and may be attached to or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or on behalf of holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement are not complete and are subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, which we will file with the SEC in connection with an issuance of any warrants.

The applicable prospectus supplement will describe the terms of any warrants, including the following, as may be applicable:

•	the title of the warrants;

•	the total number of warrants to be issued;

•	the consideration for which we will issue the warrants, including the applicable currency or currencies;

•	anti-dilution provisions to adjust the number of shares of our common stock or other securities to be delivered upon exercise of the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the procedures and conditions relating to the exercise of the warrants;

•	whether the warrants will be in registered or bearer form;

•	information with respect to book-entry registration and transfer procedures, if any;

•	the minimum or maximum amount of warrants which may be exercised at any one time;

•	the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	the date on and after which the warrants and securities issued with the warrants will be separately transferable;

•	a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange, transfer and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for shares of common stock, preferred stock or depositary shares will not have any rights of holders of the common stock, preferred stock or depositary shares purchasable upon such exercise, including any rights to vote such shares or to receive any distributions or dividends thereon.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time prior to the close of business on the expiration date and in accordance with the procedures set forth in the applicable prospectus supplement. Upon and after the close of business on the expiration date, unexercised warrants will be void and have no further force, effect or value.

Enforceability of Rights; Governing Law

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the applicable prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of Florida.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of shares of common stock or preferred stock at a future date or dates. The consideration per share of common stock or preferred stock may be fixed at the time that stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

The stock purchase contracts may be issued separately or as a part of units consisting of a stock purchase contract and preferred securities. These contracts, and the holders’ obligations to purchase shares of our common stock or preferred stock under the stock purchase contracts, may be secured by cash, certificates of deposit, U.S. government securities that will mature prior to or simultaneously with the maturity of the equity contract, standby letters of credit from an affiliated U.S. bank that is FDIC-insured or other collateral satisfactory to the Federal Reserve. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis.

Any one or more of the above securities, common stock or the stock purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common stock or preferred stock under the stock purchase contracts.

DESCRIPTION OF UNITS

We may offer two or more of the securities described in this prospectus in the form of a “unit”, including pursuant to a unit agreement. The unit may be transferable only as a whole, or the securities comprising a unit may, as described in the prospectus supplement, be separated and transferred by the holder separately. There may or may not be an active market for units or the underlying securities, and not all the securities comprising a unit may be listed or traded on a securities exchange or market.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table shows the ratio of earnings to fixed charges of our Company, which includes our subsidiaries, on a consolidated basis. The ratio of earnings to fixed charges has been computed by dividing:

(a) income before income taxes plus fixed charges, by

(b) fixed charges.

Fixed charges represent interest expense, either including or excluding interest on deposits as set forth below, the portion of net rental expense deemed to be equivalent to interest on long-term debt, and preferred stock dividends, as adjusted to the amount of pre-tax earnings that is required to pay the dividends. Interest expense, other than on deposits, includes interest on long-term debt, federal funds purchased, securities sold under agreements to repurchase and other borrowed funds.

	Nine Months Ended September 30,	Years Ended December 31,
	2016	2015	2014	2013	2012	2011
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends:
Excluding interest on deposits	35.96x	25.91x	11.34x	17.63x	11.11x	11.19x
Including interest on deposits	7.47x	8.75x	3.47x	3.84x	2.62x	1.90x

Earnings have been calculated by adding combined fixed charges to consolidated income from continuing operations before income taxes. Combined fixed charges, excluding interest on deposits, consist of interest expense, amortization of deferred financing costs, that portion of rental expense considered to be representative of an interest factor and preferred stock dividends. For all periods, we computed the ratios of earnings to combined fixed charges and preferred stock dividends by dividing earnings by combined fixed charges.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the securities may be passed upon for us by Smith Mackinnon, PA, Orlando, Florida. A member of the firm owns 18,364 shares of our common stock. Certain legal matters will be passed upon for any underwriters by the counsel to such underwriters specified in the applicable prospectus supplement.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of our internal control over financial reporting as of December 31, 2015, have been audited by Crowe Horwath LLP independent registered public accounting firm, as set forth in its report thereon, which are included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on such reports given upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Platinum and Gateway as of and for the years ended December 31, 2015 and 2014 appearing in our Current Report on Form 8-K filed on January 9, 2017 have been audited by Hacker, Johnson & Smith P.A., independent auditors, as set forth in its reports thereon, which are included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

2,450,000 Shares

Common Stock

CenterState Banks, Inc.

Joint Book-Running Managers

Keefe, Bruyette & Woods

                              A Stifel Company

Raymond James

January     , 2017